                                                               EXHIBIT 12

                                  3M COMPANY
                               AND SUBSIDIARIES
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in millions)

                                 2002      2001      2000      1999      1998
EARNINGS

Income from continuing operations
  before income taxes,
  minority interest,
  extraordinary loss
  and cumulative effect
  of accounting change*        $3,005    $2,186    $2,974    $2,880    $1,952

Add:

Interest expense                  100       143       127       125       139

Interest component of the ESOP
  benefit expense                  16        18        19        21        29

Portion of rent under operating
  leases representative of
  the interest component           40        39        39        37        41

Less:

Equity in undistributed income
  of 20-50 percent owned
  companies                        10         5        10         4         4

TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES              $3,151    $2,381    $3,149    $3,059    $2,157

FIXED CHARGES

Interest on debt                  100       150       141       135       139

Interest component of the ESOP
   benefit expense                 16        18        19        21        29

Portion of rent under operating
   leases representative of
   the interest component          40        39        39        37        41

TOTAL FIXED CHARGES            $  156    $  207    $  199    $  193    $  209

RATIO OF EARNINGS
TO FIXED CHARGES                 20.2      11.5      15.8      15.8      10.3

<F1>
* 2002 and 2001, includes a non-recurring net pre-tax losses of $202 million and $504 million, respectively, primarily related to the restructuring. 2000 includes non-recurring net pre-tax losses of $23 million. 1999 includes non-recurring net pre-tax gains of $100 million relating to gains on divestitures, litigation expense, an investment valuation adjustment, and a change in estimate that reduced 1998 restructuring charges. 1998 includes pre-tax restructuring charges of $493 million.